Exhibit 10(iv)

2007 DIRECTOR STOCK AGREEMENT

UNDER THE NORTHERN TRUST CORPORATION

2002 STOCK PLAN

This Agreement is entered into as of the 20th day of February, 2007, between Northern Trust Corporation (“Northern”) and                          (“Participant”).

The Northern Trust Corporation 2002 Stock Plan (“Plan”) provides in Section 10 of the Plan for the awarding of stock units (“Stock Units”) to participants, who may include directors of Northern who are not employees of the Corporation or its Subsidiaries (collectively, the “Corporation”), as approved by the Compensation and Benefits Committee (“Committee”) of the Board of Directors of Northern.

In the exercise of its discretion under the Plan, the Committee has determined that the Participant should participate in the Plan and receive an award of Stock Units under Section 10 of the Plan, and, accordingly, Northern and the Participant hereby agree as follows:

1.	Grant. Northern hereby grants to the Participant an award of Stock Units equal in value to $80,000, as determined by the closing sale price of Northern’s Common Stock (as defined below) on the date of the 2007 annual meeting of stockholders, subject to the terms and conditions of the Plan and this Agreement. A Stock Unit is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of common stock (“Common Stock”), pursuant to Paragraph 6 of this Agreement.

2.	Stock Unit Account. Northern shall maintain an account (“Stock Unit Account”) on its books in the name of the Participant which shall reflect the number of Stock Units awarded to the Participant that the Participant is eligible to receive in distribution pursuant to Paragraph 6 of this Agreement.

3.	Dividend Equivalents. Except as provided below in Paragraph 7 of this Agreement, upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of the Participant’s Stock Unit award pursuant to Paragraph 6 of this Agreement, Northern shall promptly pay to the Participant an amount in cash equal in value to the dividends that the Participant would have received had the Participant been the actual owner on the record date of the number of shares of Common Stock represented by the Stock Units in the Participant’s Stock Unit Account on that date (“Dividend Equivalents”).

4.	Forfeiture. If the Participant’s service on the Board of Directors of Northern terminates for any reason prior to the vesting date set forth in Exhibit A to this Agreement, the Participant’s Stock Units shall be forfeited and revert to Northern, and Northern shall have no further obligation after such date to pay Dividend Equivalents pursuant to Paragraph 3 of this Agreement. Northern shall have no further obligation to the Participant under this Agreement with respect to such Stock Units.

5.	Vesting. The Stock Units shall become vested as provided in Exhibit A to this Agreement.

6.	Distribution. Except as provided below in Paragraph 7 of this Agreement, the Participant’s Stock Units shall be distributed to the Participant as soon as practicable after vesting. Stock Units shall be distributed only in shares of Common Stock so that, pursuant to Paragraph 1 of this Agreement and this Paragraph 6, a Participant shall be entitled to receive one share of Common Stock for each Stock Unit in the Participant’s Stock Unit Account. No distribution shall be made prior to the first date that shares of Common Stock may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, Northern may rely upon information reasonably available to it or upon representations of the Participant’s legal or personal representative.

If a Participant’s service on the Board of Directors of Northern shall terminate by reason of death, or if the Participant shall die after becoming entitled to distribution hereunder, but prior to receipt of the entire distribution, all cash (as provided in Paragraph 7) or Common Stock then distributable hereunder with respect to the Participant shall be distributed to such individual, trustee, trust or other entity (“Beneficiary”) as the Participant shall have designated by an instrument in writing last filed with Northern prior to death, or in the absence of a designation, to the following persons in the order indicated below:

•	The Participant’s spouse; if none, then,

•	The Participant’s children (in equal amounts); if none, then,

•	The Participant’s parents (in equal amounts); if none, then,

•	The Participant’s brothers and sisters (in equal amounts); if none, then,

•	The Participant’s estate.

Such distribution shall be made as soon as practicable after the death of the Participant.

7.	Voluntary Deferral.

(a)	Subject to applicable law, the Participant may elect to defer receipt of the payment of all or any portion of the Stock Units until the date on which the Participant’s service on the Board of Directors of Northern terminates. Any such election would likewise apply to the Dividend Equivalents payable with respect to such deferred Stock Units. Deferred Dividend Equivalents shall be credited to a cash account with respect to the Stock Units (“Cash Account”) maintained by Northern on its books in the name of the Participant. Until the entire balance of a Cash Account has been paid to the Participant or to the Participant’s Beneficiaries (as defined in Paragraph 6), such balance shall be adjusted on the last day of each calendar quarter to reflect accrued interest on such balance based on the rate of interest determined from time to time by the Committee.

(b)	The Participant shall make any election to defer receipt of the payment of all or any portion of the Stock Units and related Dividend Equivalents to the date of his or her termination of service on the Board by filing a deferral election form with the Committee within thirty (30) days after the date of this Agreement and at least thirteen (13) months prior to the vesting date set forth in Exhibit A.

(c)	The entire balance of deferred Stock Units in the Stock Unit Account and deferred Dividend Equivalents in the Cash Account shall be paid to the Participant or to the Beneficiaries of the Participant (i) in a single lump sum on the 10th business day following the date the Participant’s service on the Board of Directors of Northern terminates for any reason, or (ii) in up to 10 annual installments beginning on the 10th business day following the date the Participant’s service on the Board of Directors of Northern terminates for any reason, as designated by the Participant in the election form described in clause (b) above. In the absence of a designation, the entire balance of deferred Stock Units in the Stock Unit Account and deferred Dividend Equivalents in the Cash Account shall be paid in a single lump sum.

(d)	Deferred Stock Units in the Stock Unit Account shall be distributed only in shares of Common Stock. In the event of a single lump sum distribution in Common Stock, a certificate (or a non-certificated book entry) representing the number of full shares of Common Stock equal to the number of such Stock Units in the Stock Unit Account, registered in the name of the Participant or the Beneficiaries of the Participant, shall be distributed to the Participant or the Beneficiaries of the Participant, on the distribution date referred to in Paragraph 7(c) above. In the event of a distribution in Common Stock in up to 10 annual installments, a certificate (or a non-certificated book entry) representing the number of full shares of Common Stock equal to a fraction (the numerator of which shall be the number of Stock Units in the Stock Unit Account, and the denominator of which shall be the number of annual installments designated by the Participant), registered in the name of the Participant or the Beneficiaries of the Participant, shall be distributed to the Participant or the Beneficiaries of the Participant, on the distribution date in each year of the installment period, provided that the number of shares in each of the installments may be rounded to avoid fractional shares and the effects of any such rounding shall be reflected in the last installment.

(e)	Deferred Dividend Equivalents in the Participant’s Cash Account shall be distributed in cash. In the event of a single lump sum distribution in cash, the entire balance of the Participant’s Cash Account shall be distributed to the Participant or the Beneficiaries of the Participant on the distribution date described in Paragraph 7(c) above. In the event of a distribution in cash in up to 10 annual installments, the balance of the Cash Account shall continue to accrue interest and shall be distributed to the Participant or the Beneficiaries of the Participant on the distribution date in each year of the installment period in an amount equal to the then current balance in the Cash Account multiplied by a fraction, the numerator of which shall be one, and the denominator of which shall be the number of years remaining in the installment period.

8.	Delivery of Shares. Northern shall not be required to issue or deliver any shares of Common Stock pending compliance with applicable federal and state securities laws (including any registration required) and compliance with applicable stock exchange rules and practices. Northern shall use its reasonable efforts to cause compliance with those laws, rules and practices.

9.	Adjustment. The Stock Units provided herein are subject to adjustment in accordance with the provisions of Section 11 of the Plan.

10.	No Obligation to Reelect. Nothing in the Plan or this Agreement shall be deemed to create an obligation on the part of the Board of Directors to nominate the Participant for reelection by Northern’s stockholders or to fill any vacancy upon action of the Board of Directors.

11.	Nontransferability. No interest hereunder of the Participant or any Beneficiary shall be assignable or transferable by voluntary or involuntary act or by operation of law other than by testamentary bequest or devise or the laws of descent or distribution, all rights hereunder shall be wholly unalienable and beyond the power of any person to anticipate or in any way create a lien or encumbrance thereon; and distribution shall be made only to (i) the Participant, (ii) the Participant’s personal representative in the event of the Participant’s adjudicated disability, or (iii) the Participant’s Beneficiaries in the event of the Participant’s death, upon his, her or their own personal receipts or endorsements. Any effort to exercise the powers herein denied shall be wholly ineffective and shall be grounds for termination by the Committee of all rights hereunder.

12.	Withholding. Northern shall have the right to deduct from any distribution hereunder in cash any sum required to be withheld by Northern for federal, state or local taxes. In the case of any distribution made hereunder in shares of Common Stock, Northern requires as a condition of distribution that the Participant or the Participant’s Beneficiary pay Northern the amount which Northern determines to be required to be withheld for federal, state or local taxes. The tax withholding obligation with respect to shares of Common Stock shall be satisfied by Northern’s withholding a portion of such shares otherwise distributable to the Participant. Any shares withheld shall be valued at their fair market value as of the date of distribution.

13.	Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan (including continued shareholder approval of the Plan), together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

14.	No Rights as Shareholder. Except as provided herein, the Participant will have no rights as a shareholder with respect to the Stock Units.

15.	Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, this Agreement or any guidelines shall be final. This Agreement shall be construed under the laws of the State of Illinois without regard to the conflict of law provisions of any state. Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Plan.

16.	Sole Agreement. This Agreement, together with the Plan, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors.

IN WITNESS WHEREOF, the Participant and Northern Trust Corporation by its duly authorized officer have signed this Agreement the day and year first written above.

Northern Trust Corporation

By:
Its Chairman and Chief Executive Officer

Participant

Exhibit A

The Stock Units will vest 100% on the date of the Corporation’s 2008 Annual Meeting of Stockholders.

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